Exhibit 99.1
Lime Energy Co. Provides Stockholders with
One Week Extension for Rights Offering
ELK GROVE VILLAGE, IL, March 23, 2007 — Lime Energy Co. (OTC Bulletin Board: LMEC.OB) today released the following information regarding its current rights offering, which has been distributed to stockholders of record as of February 23, 2006.
As indicated in the March 13th press release, the Company has received numerous calls from stockholders who were confused with instructions regarding subscription certificates within the rights offering materials. In addition, the Company received a number of calls from stockholders who were still awaiting receipt of the rights offering materials. As a result, the Company has decided that it is in the best interest of all stockholders to allow for a one week extension and hold the rights offering open until 5:00 pm on Friday March 30, 2007 in order to provide ample time and opportunity for stockholders of record to review and properly respond to the rights offering materials.
If you hold your Lime Energy Co. stock in a brokerage account and wish to exercise your subscription rights, you should follow the instructions from your broker. If you have not heard from your broker and you wish to participate in the rights offering, please contact your broker. Your broker can exercise your right to participate in the rights offering on your behalf. If your broker would like assistance with exercise mechanics, he or she should call the Subscription Agent, LaSalle Bank, N.A. at (312) 904-2584.
Subscription rights for the offering will expire if they are not exercised and fully paid for prior to 5:00 p.m., New York City time, on March 30, 2007. Although the Company may choose to extend that date, at present it has no intention of doing so. The exercise deadline is a receipt deadline, not a mailing deadline, and accordingly subscription documents and subscription payments that are not received by the Subscription Agent (LaSalle Bank N.A.) by the expiration deadline will not be honored.
This announcement shall not constitute an offer to sell or a solicitation of any offer to buy these securities.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail: glen@bristolir.com